Exhibit 99.1


Gene Logic Reports Fourth Quarter and Full Year 2004 Financial Results

    GAITHERSBURG, Md.--(BUSINESS WIRE)--Feb. 18, 2005--






--  Fourth Quarter Shows 18% Reduction in Loss

--  Full Year Record Revenue

--  Company Provides Date for Announcement of 2005 Guidance and
    Company Strategy


    Gene Logic Inc. (NASDAQ:GLGC) today reported financial results for the fourth quarter and full year ended December 31, 2004.

    Revenue

    Total revenue for the fourth quarter of 2004 increased 2% to $20.1 million compared to $19.7 million for the fourth quarter of 2003 and reflects a 9% increase in contract study services revenue while the level of information service revenue remained unchanged.
    Total revenue for 2004 increased 9% to $75.9 million from $69.5 million for the prior year. Information services revenue in 2004 and 2003 remained relatively unchanged at approximately $52.0 million in both years. Contract study services revenue increased $6.2 million for 2004 due to the April 1, 2003 acquisition of the contract study services business.

    Expenses

    Operating expenses for the fourth quarter of 2004 were $18.7 million compared to $18.7 million for the fourth quarter of 2003, and include $1.2 million in expense associated with the development of the Horizon technology we acquired in July of 2004 from Millennium Pharmaceuticals, Inc.
    Operating expenses for 2004, excluding expenses related to the acquisition of the Horizon technology from Millennium were $72.7 million compared to $74.4 million for the prior year and included $1.8 million in expenses associated with the development of the Horizon technology.
    Contract study services revenue for the fourth quarter was $6.3 million and gross margins were $0.2 million or 3.5%. Gross margins reflect the impact of facility renovations and preparations for increased capacity in the second quarter of 2005. We expect margins to be similar in the first quarter of 2005, followed by improvements throughout the balance of 2005.
    Contract study services revenue for the full year of 2004 was $23.8 million and gross margins were a negative $0.3 million, reflecting third quarter 2004 adjustments totaling $1.4 million for a credit to a single customer, a write-down of fixed assets acquired in the TherImmune acquisition and the loss of revenue resulting from a particular customer's inability to pay.

    Income Tax Expense

    Income tax expense for the fourth quarter and full year of 2004 was zero and $0.3 million, respectively, compared to $0.6 million and $2.2 million, respectively, for the fourth quarter and full year of 2003, reflecting the impact of the enactment of a new income tax treaty between the United States and Japan, effectively eliminating withholding taxes on payments made between the countries after July 1, 2004.

    Net Loss

    The net loss for the fourth quarter of 2004 was $4.0 million, or $0.13 per share, compared to $4.9 million, or $0.16 per share, for the fourth quarter of 2003, and reflects an 18% improvement.
    The net loss for the full year of 2004 was $28.5 million, or $0.91 per share, compared to $24.8 million, or $0.82 per share, for the prior year. Included in the net loss for 2004 is an $8.8 million, non-cash expense for Purchased Research and Development as a result of the Company's acquisition of the Horizon technology. Included in the net loss for the full year of 2003 is a $4.3 million non-cash write-down of one of the Company's equity investments. Excluding the purchased R&D expense in 2004 and the equity write-down in 2003, the net loss for the full year of 2004 was $19.7 million, or $0.63 per share, compared to $20.5 million, or $0.68 per share, for the full year of 2003, an improvement of $0.8 million, or $0.03 per share.

    Backlog

    As of December 31, 2004, Gene Logic had a backlog for contract study services of approximately $17.9 million, which comprises commitments under signed task orders (or other written firm commitments), excluding any amounts thereunder recognized as revenue.

    Cash

    As of December 31, 2004, Gene Logic had approximately $102.9 million in cash, cash equivalents and marketable securities available-for-sale.

    Gene Logic Guidance

    Gene Logic will provide Company strategy and guidance for 2005 in a conference call on March 17, 2005.

    2004 Highlights

    -- Acquired the Horizon technology and an associated research team from Millennium for approximately $9.5 million and future funding commitments, focused on expanding the Company's service portfolio into drug repositioning and selection services;

    -- Renewed subscription agreements for access to the Company's genomics services with key pharmaceutical customers, including Boehringer Ingelheim, Sumitomo Pharmaceuticals, Sankyo Co., and signed N.V. Organon to a multi-year toxicogenomics services agreement;

    --  Strengthened the management team including the addition of:
        Dennis Rossi, Senior Vice President and General Manager for Gene Logic Genomics; Carlos Orantes, Vice President of Operations for Gene Logic Laboratories; and, Lou Tartaglia, Ph.D., Senior Vice President of Drug Repositioning and Selection;

    -- Elected J. Stark Thompson, Ph.D. as non-executive Chairman of the Board of Directors, separating the roles of Chairman and CEO, further enhancing the Company's corporate governance standards, and enabling better utilization of key senior management resources;

    -- Appointed to its board of directors Frank L. Douglas, M.D., Ph.D., former Executive Vice President and Chief Scientific Officer of Aventis Pharma AG; and

    -- Enhanced its international presence with the establishment of customer service and technical support staff in Japan and Europe to serve the needs of our global customer base.

    Conference Call and Webcast

    Gene Logic will host a conference call and webcast to discuss these results on Friday, February 18 at 9:00 a.m. Eastern Time.



Conference Call Details:

Dial-In:        800-901-5213 Domestic
                617/786-2962 International
Replay Dial-In: 888-286-8010 Domestic
                617-801-6888 International
                Passcode: 92348611
Webcast: Please go to www.genelogic.com, Investors, within 15 minutes prior to the call and select the webcast link.


    The conference call replay will be available through Thursday, March 3, 2005. The webcast will be archived on Gene Logic's website for 30 days.

    Gene Logic Overview

    Gene Logic's mission is to be the most valued drug development partner for pharmaceutical and biotechnology companies, with an emphasis on helping customers find and develop drugs faster and at lower cost. Gene Logic applies its unique mix of technologies, talent and methodologies to work on behalf of its partners to enable these companies to make more informed, more reliable and more predictive decisions at each point in the highly complex and costly drug development process. For more information, visit www.genelogic.com or call toll-free - 1-800-GENELOGIC.

    Safe Harbor Statement

    This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Annual Report on Form 10-K for the year ended December 31, 2003 and in subsequent filings made with the Securities and Exchange Commission. Gene Logic is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
    No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company's results may be affected by: the extent of utilization of genomic information by the pharmaceutical and biotechnology industry in research and product development; our ability to retain existing and obtain additional domestic and international customers in a timely manner; capital markets and other economic conditions adversely affecting the purchasing patterns of pharmaceutical and biotechnology companies; levels of industry research and development spending; risks relating to the development of genomic information services and their use by existing and potential customers and ultimate consumers; our reliance on sole source suppliers; our ability to limit our losses and become profitable; our ability to timely supply customers with additional data as required under some of our information services contracts; our ability to continue to successfully manage growth of Gene Logic Labs' operations, including increasing facility capacity and achieving optimal use of facilities and facility capacity and adequate quality of studies; our ability to comply with and to provide studies that are compliant with regulatory requirements, including those of the FDA and GLP; the potentially depressive effect of sales of Gene Logic stock issued to the former TherImmune shareholders in the merger; our ability to attract and retain key employees; our continued access to necessary human and animal tissue samples; the availability of large animals for clinical testing; the impact of technological advances and competition; our ability to enforce our intellectual property rights and the impact of intellectual property rights of others; outsourcing trends in the pharmaceutical and biotechnology industries; competition within the drug development services outsourcing industry; our ability to limit losses from certain fixed price contracts for study services; rapid technological advances that may make our drug discovery and development services less competitive; risks associated with valuation of assets representing acquired businesses; and our ability to successfully develop and commercialize the Horizon technologies acquired from Millennium Pharmaceuticals. Note: Gene Logic, GeneExpress, ToxExpress and the Gene Logic logo are registered trademarks used by Gene Logic Inc.



Financial tables follow.



                           Gene Logic Inc.
                       Statement of Operations
               (in thousands, except per share amounts)

                                Three Months Ended Twelve Months Ended
                                   December 31,       December 31,
                                ------------------ -------------------
                                  2004      2003     2004      2003
                                ------------------ -------------------
                                   (Unaudited)
Revenue:
  Information services          $ 13,777  $13,888  $ 52,171  $ 51,960
  Contract study services          6,291    5,767    23,766    17,559
                                --------- -------- --------- ---------
    Total revenue                 20,068   19,655    75,937    69,519

Expenses:
  Cost of contract study
   services                        6,078    5,603    24,080    15,399
  Database production             10,545   12,027    44,675    50,067
  Research and development           967      491     2,317     2,091
  Selling, general and
   administrative                  7,162    6,160    25,676    22,198
  Purchased research and
   development                      (266)       -     8,817         -
                                --------- -------- --------- ---------
    Total expenses                24,486   24,281   105,565    89,755
                                --------- -------- --------- ---------

    Loss from operations          (4,418)  (4,626)  (29,628)  (20,236)
Interest (income), net              (409)    (339)   (1,395)   (1,979)
Write-down of equity investment        -        -         -     4,268
                                --------- -------- --------- ---------

    Net loss before income tax
     expense                      (4,009)  (4,287)  (28,233)  (22,525)

Income tax expense                     -      602       287     2,246
                                --------- -------- --------- ---------

    Net loss                    $ (4,009) $(4,889) $(28,520) $(24,771)
                                ========= ======== ========= =========

Basic and diluted net loss per
 share                          $  (0.13) $ (0.16) $  (0.91) $  (0.82)
                                ========= ======== ========= =========

Shares used in computing basic
 and diluted net loss per share   31,654   31,128    31,493    30,112
                                ========= ======== ========= =========


                           Gene Logic Inc.
                Consolidated Condensed Balance Sheets
                            (in thousands)

                                             December 31, December 31,
                                                2004         2003
                                             ------------ ------------
                   ASSETS
Current assets:
  Cash and cash equivalents                  $    53,237  $    48,718
  Marketable securities available-for-sale        49,678       63,105
  Accounts receivable, net                         4,953        8,484
  Unbilled services                                6,406        4,745
  Inventory, net                                   1,683        4,980
  Prepaid expenses                                 2,210        1,966
  Other current assets                             2,185        1,480
                                             ------------ ------------
    Total current assets                         120,352      133,478
Property and equipment, net                       23,034       23,911
Long-term investments                              4,239        4,239
Goodwill                                          45,707       45,707
Intangibles and other assets, net                 13,749       20,031
                                             ------------ ------------
    Total assets                             $   207,081  $   227,366
                                             ============ ============

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                           $     7,096  $     6,676
  Accrued expenses                                 6,779        6,541
  Current portion of capital lease
   obligations                                       136          124
  Current portion of long-term debt                  494          492
  Deferred revenue                                 9,788        8,630
                                             ------------ ------------
    Total current liabilities                     24,293       22,463
Deferred revenue                                   3,595        2,346
Capital lease obligations, net of current
 portion                                             204          340
Long-term debt, net of current portion               174          218
Acquired technologies payable                      3,347            -
Other noncurrent liabilities                       2,640        2,410
                                             ------------ ------------
    Total liabilities                             34,253       27,777
                                             ------------ ------------
Stockholders' equity:
  Common stock                                       317          311
  Additional paid-in capital                     385,313      383,377
  Accumulated other comprehensive income            (136)          47
  Accumulated deficit                           (212,666)    (184,146)
                                             ------------ ------------
    Total stockholders' equity                   172,828      199,589
                                             ------------ ------------
    Total liabilities and stockholders'
     equity                                  $   207,081  $   227,366
                                             ============ ============


    CONTACT: Gene Logic Inc.
             Investors/Media:
             Robert G. Burrows, 301-987-1824
             rburrows@genelogic.com
               or
             Investors:
             Philip L. Rohrer, Jr., 301-987-1700
             prohrer@genelogic.com